USVC VENTURE CAPITAL ACCESS FUND 486BPOS

Exhibit.(n)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form N-2A of USVC Venture Capital Access Fund, of our report dated May 29, 2026, relating to the financial statements and financial highlights of USVC Venture Capital Access Fund, appearing in the Form N-CSR as of March 31, 2026 and for the period from November 2, 2025 (commencement of operations) through March 31, 2026, which are part of such Registration Statement.

We also consent to the references to our firm under the captions “Financial Highlights,” “Independent Registered Public Accounting Firm”, “Independent Registered Public Accounting Firm and Legal Counsel” and “Financial Statements” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado
July 28, 2026